Exhibit 10.26

THE DUN & BRADSTREET CAREER TRANSITION PLAN
(As in effect as of October 25, 2001)

         The Dun & Bradstreet Corporation (the “Company”) wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company hereby establishes The Dun & Bradstreet Career Transition Plan (the “Plan”).

SECTION 1

DEFINITIONS

         1.1.  “Base Salary” shall mean an employee’s annualized base salary, excluding the following items: (a) overtime, (b) bonuses and commissions, whether fixed or variable payments, (c) employer contributions to or benefits under any employee benefit plan or deferred compensation arrangement, and (d) any special or one-time payments, including without limitation, automobile or relocation allowances.

         1.2.  “Cause” shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure of the Eligible Employee to perform such duties as are requested by any employee to whom the Eligible Employee reports or the Participating Company’s Board of Directors, (c) failure by the Eligible Employee to observe material policies of the Participating Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

         1.3.  “Committee” shall mean the Compensation and Benefits Committee of the Board of Directors of the Company.

         1.4.  “Eligible Employee” shall mean a full-time salaried employee or regular part-time salaried employee of any Participating Company who is:

(a) on the United States payroll of a Participating Company as of the Eligible Termination and earning a Salary of less than $100,000 at the time of an Eligible Termination, in which case Schedule A hereto shall apply; or

(b) on the United States payroll of a Participating Company as of the Eligible Termination and earning a Salary equal to or greater than $100,000 at the time of an Eligible Termination, in which case Schedule B hereto shall apply.

         1.5.  “Eligible Termination” shall mean (a) an involuntary termination of employment with a Participating Company by reason of a reduction in force program, job elimination or unsatisfactory performance in the execution of an Eligible Employee’s duties or (b) a resignation mutually agreed to in writing by the Participating Company and the Eligible Employee. Notwithstanding the foregoing, an Eligible Termination shall not include (w) a unilateral resignation, (x) a termination by a Participating Company for Cause, (y) a termination as a result of a sale (whether in whole or in part, of stock or assets), an elimination or reduction of any operations in connection with the purchase of comparable operations from a third-party vendor (including an outsourcing), a merger or other combination, spin-off, reorganization or liquidation, dissolution or other winding up or other similar transaction involving a Participating Company, in any case, where an offer of employment at a Comparable Base Salary (as defined herein) is made to the Eligible Employee by the purchaser, acquirer or successor or surviving entity (including a third-party vendor) concurrently with his or her Eligible Termination, or (z) any termination where an offer of employment with a Participating Company at a Comparable Base Salary is made to the Eligible Employee concurrently with his or her Eligible Termination. An offer of employment shall be deemed to be a “Comparable Base Salary” if it is not less than the Eligible Employee’s Base Salary at the time of his or her Eligible Termination. For purposes of this Section 1.5, an Eligible Employee shall be treated as receiving an offer of employment at a Comparable Base Salary if the Committee in good faith determines that the Eligible Employee would have received such an offer but for the Eligible Employee’s failure to diligently apply for such employment.

         1.6.  “Participating Company” shall mean the Company or any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in the Plan by action of its Board of Directors.

         1.7.  “Salary” shall mean an Eligible Employee’s Base Salary at the time his or her employment terminates.

         1.8.  “Severance and Release Agreement” shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as Exhibit 1. Notwithstanding the foregoing, a Participating Company may, by action of its chief human resources officer or chief legal counsel, modify the form of Severance and Release Agreement to be signed by any Eligible Employee in a manner approved by the Committee (or its delegee).

         1.9.  “Years of Service” shall mean one-twelfth (1/12th) of an Eligible Employee’s total number of full months of regular employment (whether full-time or part-time) with a Participating Company (beginning with his or her initial date of hire); provided that such number of Years of Service shall be rounded up to the next whole number.

SECTION 2

SEVERANCE BENEFITS

         2.1.  Subject to the provisions of this Section 2, in the event of an Eligible Termination, an Eligible Employee shall be entitled to receive from the Participating Company the benefits set forth on Schedule A or B hereto, as applicable.

         2.2.  The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee’s signing a Severance and Release Agreement and the expiration of any revocation period set forth therein.

         2.3.  Notwithstanding any other provision contained herein, the Chief Executive Officer of the Company may, at any time, take such action as such officer, in such officer’s sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to the applicable Schedule or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a “welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

         2.4.  In the event a Participating Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, then, in such event, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee’s termination of employment.

SECTION 3

AMENDMENT AND TERMINATION

         3.1.  The Company reserves the right to terminate the Plan on behalf of any or all Participating Companies at any time and without any further obligation by action of the Company’s Board of Directors or such other person or persons to whom the Board properly delegates such authority. Any other Participating Company may cease participation in the Plan by action of its Board of Directors or such other person or persons to whom such Board properly delegates such authority.

         3.2.  The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of its Board of directors, the Committee or such other person or persons to whom the Board or the Committee properly delegates such authority.

         3.3.  All modifications of or amendments to the Plan shall be in writing.

SECTION 4

ADMINISTRATION OF THE PLAN

         4.1.  The Board of Directors of the Company and the Committee shall be the named fiduciaries (the “Named Fiduciaries”) who severally and not jointly shall have authority to control and manage the operation and administration of the Plan and to manage and control its assets. The Compensation and Benefits Committee shall consist of not less than three (3) nor more than seven (7) members, as may be appointed by the Board of Directors from time to time. Any member of the Compensation and Benefits Committee may resign at will by notice to the Board of Directors or be removed at any time (with or without cause) by the Board of Directors.

         4.2.  The Named Fiduciaries may from time to time allocate fiduciary responsibilities among themselves and may designate persons other than Named Fiduciaries to carry out fiduciary responsibilities under the Plan, and such persons shall be deemed to be fiduciaries under the Plan with respect to such delegated responsibilities. Fiduciaries may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

         4.3.  The Named Fiduciaries (and their delegees) shall have the exclusive right to interpret any and all of the provisions of the Plan and to determine any questions arising thereunder or in connection with the administration of the Plan. Any decision or action by the Named Fiduciaries (and their delegees) shall be conclusive and binding upon all employees, participants and beneficiaries. In all instances the Named Fiduciaries (and their delegees) shall have complete discretionary authority to determine eligibility for participation and benefits under the Plan, and to construe and interpret all provisions of the Plan and all documents relating thereto including, without limitation, all disputed and uncertain terms. All deference permitted by law shall be given to such constructions, interpretations and determinations.

         4.4.  Any action to be taken by the Named Fiduciaries shall be taken by a majority of the members of either the Board of Directors of the Company or the Committee at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one member of the Board of Directors or the Committee and the secretary of the Board or the Committee, as appropriate, shall be sufficient evidence to any person of any action taken pursuant to the Plan.

         4.5.  Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.

         4.6.  The Company shall indemnify any individual who is a director, officer or employee of a Participating Company, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

SECTION 5

MISCELLANEOUS

         5.1.  Neither the establishment of the Plan nor any action of a Participating Company, the Committee, or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with a Participating Company. Each Participating Company expressly reserves the right to discharge any employee whenever the interest of such Participating Company, in its sole judgment, may so require, without any liability on the part of such Participating Company, the Committee, or any fiduciary.

         5.2.  Benefits payable under the Plan shall be paid out of the general assets of a Participating Company. No Participating Company need fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding any Participating Company from funding or setting aside amounts in anticipation of paying such benefits. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Participating Company that employed such Eligible Employee.

         5.3.  A Participating Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amounts properly to be withheld.

         5.4.  Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

         5.5.  The Committee shall, in its sole discretion, convert all references to dollar amounts in the Plan to foreign currency of the country in which a Participating Company is located or the Eligible Employee is employed.

         5.6.  This Plan shall be interpreted and applied in accordance with the laws of the State of New York, except to the extent superseded by applicable federal law.

         5.7.  This Plan will be of no force or effect to the extent superseded by foreign law.

         5.8.  This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and of any Participating Company (whether written or unwritten). Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or written agreements between an Eligible Employee and a Participating Company. Benefits payable under the Plan shall be offset by any other severance or termination payment or pay in lieu of notice of termination made by a Participating Company including, but not limited to, amounts paid pursuant to any agreement or law.

* * * *

Schedule A

         This Schedule A is applicable to Eligible Employees covered by Section 1.4(a) of the Plan. An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:

                  1.  Salary Continuation.  If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance, he or she shall receive the higher of (i) four weeks of Salary continuation or (ii) 1.5 weeks of Salary continuation for each Year of Service. If the Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance, he or she shall receive the higher of (i) two weeks of Salary continuation or (ii) one week of Salary continuation for each Year of Service. In any event, such amounts shall be payable at the times the Eligible Employee’s Salary would have been paid if employment had not terminated, over a period equal to the number of weeks of Salary continuation (the “Salary Continuation Period”). The maximum amount of Salary continuation hereunder shall be 52 weeks. All Salary continuation payments shall cease upon reemployment by a Participating Company.

                  2.  Welfare Benefit Continuation.  Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Participating Company for such benefits. For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee’s 18-month or other period of coverage shall commence on the date of his or her termination of employment.

                  3.  Annual Bonus Payment.  Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least six full months during such year and the Eligible Employee participated in an annual bonus plan (the “Annual Incentive Plan”) immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

                  4.  Long-Term Awards.  Cash payments shall be made to an Eligible Employee as set forth in this paragraph in respect of “Performance-Based Awards” (as such term is defined in The Dun & Bradstreet Corporation 2000 Stock Incentive Plan (the “Stock Incentive Plan”)) otherwise payable under the Stock Incentive Plan had the Eligible Employee remained employed through the end of the applicable performance period in the event the Eligible Employee was employed by a Participating Company for at least half the applicable performance period. In such event, cash payments shall be made to an Eligible Employee in amounts equal to the value of the Performance Based Awards, as earned, otherwise payable under the Stock Incentive Plan had the employee remained employed through the end of the applicable performance period multiplied by a fraction the numerator of which is the number of full months of employment with a Participating Company from the beginning of the performance period to termination of employment, and the denominator of which is the number of full months in the performance period. Such payments shall be made at the times the Performance Based Awards in respect of which such payments are made would otherwise be payable under the Stock Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. Nothing contained herein shall reduce any amounts otherwise required to be paid under the Stock Incentive Plan except to the extent such amounts are paid hereunder.

                  5.  Death.  Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

                  6.  Cash Equivalency Payment.  The Eligible Employee shall receive, as soon as practicable following the date of termination, an amount in cash equal to the fair market value on such date of termination of the number of shares of restricted Company common stock then held by such employee. For purposes of this paragraph 6, the fair market value of the Company common stock shall equal the closing price of such stock on the New York Stock Exchange composite tape on the date of termination, or if such date is not a trading day, on the trading day immediately prior thereto. Notwithstanding the foregoing, no amounts shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance.

                  7.  Other Benefits.  The Eligible Employee shall be entitled to such group outplacement services during the Salary Continuation Period as shall be provided by the Participating Company.

                  8.  No Further Grants, Etc.  Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by a Participating Company including, but not limited to, any Annual Incentive Plan, the Stock Incentive Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of a Participating Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by a Participating Company (including, but not limited to, any Annual Incentive Plan, the Stock Incentive Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment, shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

Schedule B

         This Schedule B is applicable to Eligible Employees covered by Section 1.4(b) of the Plan, provided, however that an Eligible Employee who incurs an Eligible Termination for any reason other than unsatisfactory performance with more than 17 Years of Service, may elect to have Schedule A apply in its entirety in lieu of this Schedule B. An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:

                  1.  Salary Continuation.

(a) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance and his or her Salary at the time employment terminates is equal to or greater than $100,000 but less than $150,000, the Eligible Employee shall receive 26 weeks of Salary continuation. If an Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance and his or her Salary at the time employment terminates is equal to or greater than $100,000 but less than $150,000, the Eligible Employee shall receive 13 weeks of Salary continuation.

(b) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance and his or her Salary at the time employment terminates is between $150,000 and $200,000 inclusive, the Eligible Employee shall receive 39 weeks of Salary continuation. If an Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance and his or her Salary at the time employment terminates is between $150,000 and $200,000 inclusive, the Eligible Employee shall receive 20 weeks of Salary continuation.

(c) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance and his or her Salary at the time employment terminates is greater than $200,000, the Eligible Employee shall receive 52 weeks of Salary continuation. If an Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance and his or her Salary at the time employment terminates is greater than $200,000, the Eligible Employee shall receive 26 weeks of Salary continuation.

(d) The amounts set forth in this paragraph 1 shall be payable at the times the Eligible Employee’s Salary would have been paid if employment had not terminated, over a period equal to the number of weeks of Salary continuation (the “Salary Continuation Period”). In the event the Eligible Employee performs services for an entity other than a Participating Company during the Salary Continuation Period, such employee shall notify the Participating Company on or prior to the commencement thereof. For purposes of this Schedule B, to “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (other than a Participating Company). All Salary continuation payments shall cease upon re-employment by a Participating Company.

                  2.  Welfare Benefit Continuation.  Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Participating Company for such benefits. For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee’s 18-month or other period of coverage shall commence on the date of his or her termination of employment.

                  3.  Annual Bonus Payment.  Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least six full months during such year and the Eligible Employee participated in an annual bonus plan (the “Annual Incentive Plan”) immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

                  4.  Long-Term Awards.  Cash payments shall be made to an Eligible Employee as set forth in this paragraph in respect of “Performance-Based Awards” (as such term is defined in The Dun & Bradstreet Corporation 2000 Stock Incentive Plan (the “Stock Incentive Plan”)) otherwise payable under the Stock Incentive Plan had the Eligible Employee remained employed through the end of the applicable performance period in the event the Eligible Employee was employed by a Participating Company for at least half the applicable performance period. In such event, cash payments shall be made to an Eligible Employee in amounts equal to the value of the Performance Based Awards, as earned, otherwise payable under the Stock Incentive Plan had the employee remained employed through the end of the applicable performance period multiplied by a fraction the numerator of which is the number of full months of employment with a Participating Company from the beginning of the performance period to termination of employment, and the denominator of which is the number of full months in the performance period. Such payments shall be made at the times the Performance Based Awards in respect of which such payments are made would otherwise be payable under the Stock Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. Nothing contained herein shall reduce any amounts otherwise required to be paid under the Stock Incentive Plan except to the extent such amounts are paid hereunder.

                  5.  Death.  Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

                  6.  Cash Equivalency Payment.  The Eligible Employee shall receive, as soon as practicable following the date of termination, an amount in cash equal to the fair market value on such date of termination of the number of shares of restricted Company common stock then held by such employee. For purposes of this paragraph 6, the fair market value of the Company common stock shall equal the closing price of such stock on the New York Stock Exchange composite tape on the date of termination, or if such date is not a trading day, on the trading day immediately prior thereto. Notwithstanding the foregoing, no amounts shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance.

                  7.  Other Benefits.  The Eligible Employee shall be entitled to such individual outplacement services during the Salary Continuation Period as shall be provided by the Participating Company. During the Salary Continuation Period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

                  8.  No Further Grants, Etc.  Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by a Participating Company including, but not limited to, any Annual Incentive Plan, the Stock Incentive Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of a Participating Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by a Participating Company (including, but not limited to, any Annual Incentive Plan, the Stock Incentive Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

Exhibit 1

SEVERANCE AGREEMENT AND RELEASE

         THIS SEVERANCE AGREEMENT AND RELEASE, made by and between                     (hereinafter referred to as “Employee”), and [insert name of D&B company] (hereinafter deemed to include its worldwide parent(s), subsidiaries and affiliates and referred to as “the Company”).

         WITNESSETH THAT:

         WHEREAS, Employee has been employed by the Company since the Employment Date specified in the Appendix; and

         WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain benefits and salary continuation to Employee;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

                  1.  Employee’s employment with the Company, and Employee’s membership on any committees, is terminated effective on the Effective Date of Eligible Termination specified in the Appendix.

                  2.  As of the Effective Date of Eligible Termination, Employee will incur an “Eligible Termination” under The Dun & Bradstreet Career Transition Plan (the “Plan”), a summary plan description of which Employee hereby acknowledges receipt, and will, accordingly, be entitled to the benefits set forth therein subject to the terms and conditions of such Plan. A summary of the benefits to which Employee is entitled under the Plan is set forth in the Appendix.

                  3.  Through the Last Day of Salary Continuation specified in the Appendix, Employee will be reasonably available to consult on matters, and will cooperate fully with respect to any claims, litigations or investigations, relating to the Company. No reimbursement for expenses incurred after the commencement of a period of inactive employee status, or if there is no such period, after termination of employment, shall be made to Employee unless authorized in advance by the Company. A period of inactive employee status means the period beginning on the date such status commences (of which Employee will be notified) and ending on the date of Employee’s termination of employment.

                  4.  Employee agrees that until the Last Day of Salary Continuation Employee will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Employee’s ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company; nor if Employee becomes associated with a company, partnership or individual which company, partnership or individual acts as a consultant to businesses in competition with the Company will Employee provide services to such competing businesses. The restrictions contained in this paragraph shall apply whether or not Employee accepts any form of compensation from such competing entity or consultant. Employee also agrees that until the Last Day of Salary Continuation Employee will not recruit or solicit any customers of the Company to become customers of any business entity which competes with any of the businesses owned or operated by the Company. In addition, Employee agrees that until the Last Day of Salary Continuation neither Employee nor any company or entity Employee controls or manages, shall recruit or solicit any employee of the Company to become an employee of any business entity.

                  5.  If Employee performs services for an entity other than the Company at any time prior to the Last Day of Salary Continuation (whether or not such entity is in competition with the Company), Employee shall notify the Company on or prior to the commencement thereof. To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation. For purposes of this paragraph 5 only, “Company” shall mean The Dun & Bradstreet Corporation and any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by The Dun & Bradstreet Corporation and which has elected to participate in the Plan by action of its board of directors.

                  6.  Employee agrees that Employee will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Employee will first provide the Company with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. Employee further agrees to return to the Company any property of the Company which Employee may have, no matter where located, and not to keep any copies or portions thereof.

                  7.  Employee shall not make any derogatory statements about the Company and shall not make any written or oral statement, news release or other announcement relating to Employee’s employment by the Company or relating to the Company, its subsidiaries, customers or personnel, which is designed to embarrass or criticize any of the foregoing.

                  8.  Employee agrees that in the event of any breach of the covenants contained in paragraphs 3, 4, 5, 6 or 7 hereto in addition to any remedies that may be available to the Company, the Company may cease all payments required to be made to Employee under the Plan and recover all such payments previously made to Employee pursuant to the Plan. The parties agree that any such breach would cause injury to the Company which cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or a forfeiture.

                  9.  Employee, for Employee, Employee’s family, representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Employee had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Employee’s employment to and including the date of this Agreement relating to or arising out of Employee’s employment with the Company or the termination of such employment other than a claim with respect to a vested right Employee may have to receive benefits under any plan maintained by the Company. Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan.

                  10.  Employee covenants that neither Employee, nor any of Employee’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee’s future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.

                  11.  Employee acknowledges that (a) Employee has been advised to consult with an attorney at Employee’s own expense before executing this Agreement and that Employee has been advised by an attorney or has knowingly waived Employee’s right to do so, (b) Employee has had a period of at least twenty-one (21) days within which to consider this Agreement, (c) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, (e) Employee is receiving greater consideration hereunder than Employee would receive had Employee not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof and (f) the waiver or release by Employee of rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Employee has granted hereunder. Employee understands and agrees that the Company’s payment of money and other benefits to Employee and Employee’s signing of this Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company admits any liability whatsoever.

                  12.  This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged herein. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company’s written consent. In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between Employee and the Company, other than the severance provisions of the employment contracts and written agreements excepted from the application of Section 5.8 of the Plan pursuant to the terms of such section, which prior agreements are hereby terminated.

                  13.  If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

                  14.  This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent superseded by applicable federal law.

         IN WITNESS WHEREOF, Employee and The Dun & Bradstreet Corporation, by its duly authorized agent, have hereunder executed this Agreement.

Dated:

Employee

THE DUN & BRADSTREET CORPORATION

Title:

Appendix

Summary of Benefit Entitlements
Under The Dun & Bradstreet
Career Transition Plan

Employment Date:	_________________________________

Effective Date of Eligible Termination:	_________________________________

Positions Terminated:	_________________________________

Salary Continuation:	$___________ per week for _____ weeks

Last Day of Salary Continuation:	_________________________________

Welfare Benefit Continuation:	[LIST NAMES OF MEDICAL, DENTAL, LIFE PLANS UNDER WHICH EMPLOYEE COVERED]

Annual Bonus Payment:	[x] of the annual bonus __ 12

otherwise payable to you at time of normal payment.

Long-Term Incentive Payment:	[x] of the long-term incentive __ [y]

otherwise payable to you for the ____________ cycles at time of normal payment.

[Individual] [Group] Outplacement:	As provided by the Company.

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Plan. Refer to your summary plan description for more detail.